UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

OXIS INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

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 [  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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OXIS INTERNATIONAL, INC.
4830 W. Kennedy Blvd., Suite 600
Tampa, Florida 33609

Notice of Action By Written Consent of stockholders

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of Oxis International, Inc., a Delaware corporation (“Company,” “we, ” “us, ” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

•
The approval of an amendment to our certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio to be determined by the Board prior to the effective time of the amendment (the “Effective Time”) of not less than one-for-fifty and not more than one-for-two hundred fifty;

•
The approval of an amendment to our certificate of incorporation to set the number of authorized shares of common stock the Company shall authority to issue following the reverse stock split in an amount to be determined by the Board prior to the Effective Time; and

•	The approval of the Company’s 2014 Equity Incentive Plan.

This action will become effective on the 20th day after the Definitive Information Statement is mailed to our stockholders.

The enclosed Information Statement contains information pertaining to the matters acted upon.

We are not asking you for a proxy, and you are requested not to send us a proxy.

           By Order of the Board of Directors,

           /s/ Anthony J. Cataldo
           Anthony J. Cataldo
           Chairman and CEO

Tampa, FL
May ____, 2015

OXIS INTERNATIONAL, INC.
4830 W. Kennedy Blvd., Suite 600
Tampa, Florida 33609

Information Statement
Action By Written Consent of stockholders

General Information

We are not asking you for a proxy, and you are requested not to send us a proxy.

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our Stockholders on or about May 22, 2015.

What action was taken by written consent?

On May ____, 2015, we obtained stockholder consent for: (a) the approval of an amendment to our certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio to be determined by the Board prior to the effective time of the amendment (the “Effective Time”) of not less than one-for-fifty and not more than one-for-two hundred fifty; (b) the approval of an amendment to our certificate of incorporation to set the number of authorized shares of common stock the Company shall authority to issue following the reverse stock split in an amount to be determined by the Board prior to the Effective Time; and (c) the approval of the Company’s 2014 Equity Incentive Plan.

How many shares of were outstanding and entitled to vote on May ___, 2015?

On May ___, 2015, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were 600,000,000 common shares outstanding and preferred shares outstanding holding a voting power of 357,142,857 common shares.  Accordingly, the voting power on May ____, 2015, was equivalent to 957,142,857 common shares.

What vote was obtained to approve the amendment to the certificate of incorporation described in this Information Statement?

We obtained the approval of the holders of approximately 51% of the voting power of our shares that were entitled to give such consent (the “Consenting Shareholders”). The Consenting Shareholders consist of ____________________, our Chairman, ________________, a Director, _______________________, __________________, ____________________, ____________________, ______________________, and ___________________________.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $____________.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Reasons to Effect a Reverse Split

Potential for listing on NASDAQ

Our Board and the Consenting Shareholders have approved an amendment to our certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio of not less than one-for-fifty and not more than one-for-two hundred fifty, to be determined by the Board in its discretion, without any further action by stockholders, or to not proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its stockholders. The new language in the Certificate of Incorporation relative to any split is set forth in Appendix A to this Information Statement. The Board believes that a reverse split may be desirable because it could assist the Company in meeting the requirements for initial listing on NASDAQ by helping to raise the bid or closing price for our common stock. Currently, our common stock is quoted on the OTCQB, which is not a national securities exchange. One of the key requirements for initial listing on NASDAQ is that our common stock must have met certain minimum bid or closing prices, generally ranging between $2 per share and $4 per share, depending on whether other optional listing requirements are met. Our common stock currently does not meet these minimum bid or closing price requirements.

If our common stock is listed on NASDAQ, the liquidity of our common stock and coverage of our company by security analysts and media could be increased, which could result in higher prices for our common stock than might otherwise prevail, lowered spreads between the bid and asked prices for our common stock and lowered transaction costs inherent in trading such shares. Additionally, certain investors will only purchase securities that are listed on a national securities exchange, and such listing could thus increase our ability to raise funds through the issuance of our common stock or other securities convertible into our common stock. Moreover, listing our shares on a national securities exchange is a requirement for using Form S-3, a short form registration statement, for registering the issuance of our shares or the resale of existing shares. The ability to use Form S-3 may speed up the time it takes for us to raise funds through the issuance of our shares and increase our ability to do so.

In addition, because our common stock is traded on the OTCQB and has a trading price below $5.00 per share, trading in our common stock is currently subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security that is traded other than on a national securities exchange and has a market bid price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements can discourage broker-dealers from making a market, seeking or generating interest in our common stock and otherwise effecting transactions in our common stock, which can limit the market liquidity of our common stock and the ability of investors to trade our common stock. The burdens could be removed if our common stock was traded on a national securities exchange and has a market bid price of more than $5.00 per share.

The primary purpose of a reverse split would be to increase the market bid and closing price of our common stock.  We believe that a reverse split could initially help increase the market bid price of our common stock to at least the amount required for initial listing by NASDAQ. However, the effect of a reverse split on the market bid price of our common stock cannot be predicted with any certainty, and the history of similar reverse splits for companies in similar circumstances is varied. There can be no assurance that:

•	the bid or closing price of our common stock would rise in proportion to the reduction in the number of shares of our common stock outstanding following the reverse split;

•
even if the reverse split will succeeded in initially raising the bid or closing price of our common stock, it would be successful in maintaining the market bid price of our common stock above the levels needed for successfully applying for listing on NASDAQ for any extended period of time;

•
even if the Company satisfied NASDAQ’s initial minimal bid or closing price standard, the Company would be able to initially meet or continue to meet NASDAQ’s other quantitative continued listing criteria; or

•	our common stock would not be delisted by NASDAQ for other reasons.

Additionally, even though the reverse split, by itself, would not impact the Company’s assets or prospects, the reverse split could be followed by a decrease in the aggregate market value of our common stock. The market bid price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance.

Potential Increased Investor Interest

The Board also believes that a higher share price for our common stock may help generate investor interest in the Company. The current low price of our common stock may mean that it does not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Finally, we believe that most investment funds are reluctant to invest in lower priced stocks. It should be noted that the liquidity of our common stock may be adversely affected by the reverse split, since fewer shares will be outstanding after the reverse split. However, the Board is hopeful that the anticipated higher market bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Potential Effects of Proposed Reverse Split

General

When the Company files a certificate of amendment to its certificate of incorporation effecting the reverse split (the “Effective Date"), each holder of our common stock will own a reduced number of shares of our common stock. However, a reverse split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power. In lieu of issuing fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive cash payment in an amount equal to the market value of the fractional share on the date the  reverse split becomes effective.

Effect on Authorized and Outstanding Shares

Following the decrease in the number of authorized Shares as discussed below, the Company will be authorized issue a maximum of the number of shares of our common stock as determined by the Board. As of May ____, 2015, there were 600,000,000 shares of common stock issued and outstanding. Although the number of authorized shares of common stock will not change as a result of the reverse split, the number of shares of our common stock outstanding will be reduced to 6,000,000 with some downward adjustment because of the purchase by the Company of any fractional shares resulting from the split.

The amendment will not change the terms of our common stock. The post-split shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now outstanding.  Each stockholder’s percentage ownership of common stock will not be altered. The common stock will remain fully paid and non-assessable. The reverse split is not intended as a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended. We plan to continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Following the Effective Date, it is not anticipated that the Company’s financial condition, the percentage ownership of management or any aspect of the Company’s business would materially change as a result of a reverse split.

Potential Odd Lots

A reverse split could result in some stockholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

Accounting Matters

A reverse split would not affect the par value of our common stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

While the Board believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control the Company. A reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Options and Warrants

On the Effective Date of any split, all outstanding options and warrants will be adjusted to reflect the reverse split. The number of shares of common stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants may decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of common stock underlying such options and warrants are reduced as a result of the reverse split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the reverse split. The number of shares reserved for issuance pursuant to our 2014 Equity Incentive Plan will be reduced in proportion to the fraction by which the number of shares of common stock underlying such options are reduced as a result of the reverse split.

Increase of Shares of Common Stock Available for Future Issuance

Because our authorized common stock will not be reduced, the overall effect will be an increase in our authorized but not outstanding or reserved shares of common stock as a result of the reverse stock split. Even though our authorized common shares are being reset downward from 600,000,000 to a number to be determined by the Board, when coupled with the effect of the reverse split, common shares available to be issued will increase from none to the new number of authorized shares as determined by the Board less 6,000,000.  These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE.  Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares. Shares held by a stockbroker will automatically reflect the new quantity of shares based on the ratio of the reverse split.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share will be entitled to receive cash equal to the market value of the fractional share on the date the reverse split becomes effective.

Federal Income Tax Consequences of the Reverse Split.

The following discussion is a summary of certain federal income tax consequences of the reverse split to the holders of common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders of warrants, holders who are dealers in securities, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following discussion also does not address the tax consequences of the reverse split under foreign, state or local tax laws. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse split will not result in the recognition of gain or loss for federal income tax purposes. The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares.  The holding period of the post-reverse split shares of the common stock resulting from implementation of the reverse split will include the stockholder’s respective holding periods for the pre-reverse split shares.

Effectiveness of Amendment

The Certificate of Amendment of the Certificate of Incorporation effecting a reverse split will be in substantially the form attached to this Information Statement as Appendix A and will become effective upon the acceptance for record of the Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement has first been sent to the Company’s stockholders.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED COMMON SHARES

General

Our Board and the Majority Stockholders authorized the common stock change whereby the number of authorized shares of our common stock will be changed to an amount to be determined by the Board.  The change in the number of authorized shares of common stock will occur concurrently with the reverse stock split.  Although the number of authorized shares of common stock will be decreased from 600,000,000 shares to an amount to be determined by the Board, the number of shares outstanding after the reverse stock split will decrease by a larger ratio than the reduction in the authorized shares of common stock.  Accordingly, the change in the number of authorized shares will represent an increase in the number of authorized shares compared to the number of shares outstanding after the reverse stock split.

Purpose and Effect of Changing (Increasing) the Number of Authorized Shares

The additional shares of common stock available for issue would be part of the existing class of common stock, if and when issued.  These shares would have the same rights and privileges as the shares of common stock currently outstanding.  Holders of the Company’s common stock do not have preemptive rights to subscribe for and purchase any new or additional issues of common stock or securities convertible into common stock.

Our Board believes that an increase in the common stock available for issuance is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of common stock is to have shares available for issuance for such corporate purposes as the Board may determine in its discretion, including, without limitation:

•	conversion of convertible securities;

•	future acquisitions;

•	investment opportunities;

•	stock dividends or other distributions;

•	issuances pursuant to our 2014 Equity Incentive Plan; and

•	future financings and other corporate purposes.

Although the Company is actively discussing financing alternatives which may result in the issuance of additional shares of common stock, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock.

No further stockholder approval is required to effect an increase in the common stock available for issuance or to issue any additional shares of common stock.

Anti-Takeover Effects of the Common Stock Increase

THE OVERALL EFFECT OF THE COMMON STOCK INCREASE MAY BE TO RENDER MORE DIFFICULT THE CONSUMMATION OF MERGERS WITH THE COMPANY OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE IT DIFFICULT TO REMOVE MANAGEMENT.

A possible effect of the common stock increase is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s voting securities and the removal of incumbent management. Our management could use the additional shares of common stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent stockholders that would provide an above market premium by issuing additional shares of common stock.

The increase in the relative number of authorized shares of common stock is not the result of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the common stock increase a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the increase in the number of shares of common stock that the Company is able to issue in order to attract potential investors and conduct equity financings.  Any issuance of additional shares of common stock could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

Effectiveness of Amendment

The Certificate of Amendment of the Certificate of Incorporation amending the number of authorized shares will be in substantially the form attached to this Information Statement as Appendix A and will become effective upon the acceptance for record of the Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement has first been sent to Shareholders.

2014 EQUITY INCENTIVE PLAN

Our Board and the Majority Stockholders have approved the Company’s 2014 Equity Incentive Plan.   The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the success of the Company’s business.  Options granted under the plan may be Incentive Stock Options or Non-Qualified Stock Options, as determined by the administrator at the time of grant.  Stock Purchase Rights may also be granted under the Plan.

The principal features of the 2014 Equity Incentive Plan are summarized below. This summary is qualified in its entirety by the complete text of the 2014 Equity Incentive Plan, which is attached as Appendix B to this Information Statement.  Any capitalize terms not defined in the summary shall have the meaning accorded them in the Plan as attached as Appendix B.

The purposes of the 2014 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors, and Consultants, and to promote the success of the Company’s business.  Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options, as determined by the Administrator at the time of grant.  Stock Purchase Rights may also be granted under the Plan.

Under the Plan the Company may issue options (“Options”) or stock purchase rights (“Stock Purchase Rights”).  The shares of stock subject to Options or Stock Purchase Rights are shares of common (“Common Stock”).  The maximum aggregate number of shares which may be issued upon exercise of the Options or Stock Purchase Rights is Five Hundred Million (500,000,000) shares.

Unless and until the Board delegates administration to a committee, the Plan shall be administered by the Board (the “Administrator”).  The Board may delegate administration of the Plan to a committee of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated.

Subject to the provisions of the Plan, the Administrator shall have the authority in its sole discretion:

(i)           to determine the Fair Market Value;

(ii)           to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

(iii)           to determine the number of Shares to be covered by each such award granted hereunder;

(iv)           to approve forms of agreement for use under the Plan;

(v)           to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine);

(vi)           to determine whether to offer to buyout a previously granted Option as provided in Section 10(i) hereof and to determine the terms and conditions of such offer and buyout (including whether payment is to be made in cash or Shares);

(vii)           to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)           to allow Holders to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income.  The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by Holders to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(ix)           to amend the Plan or any Option or Stock Purchase Right granted under the Plan; and

(x)           to construe and interpret the terms of the Plan and awards granted pursuant to the Plan and to exercise such powers and perform such acts as the Administrator deems necessary or desirable to promote the best interests of the Company which are not in conflict with the express written provisions of the Plan.

Non-Qualified Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company (or a “parent corporation” or “subsidiary corporation” thereof.  If otherwise eligible, a Service Provider who has been granted an Option or Stock Purchase Right may be granted additional Options or Stock Purchase Right.

The Plan become effective upon its initial adoption by the Board and shall continue in effect until it is terminated under the provisions of the Plan.  No Options or Stock Purchase Rights may be issued under the Plan after the tenth anniversary of the earlier of (a) the date upon which the Plan is adopted by the Board or (b) the date the Plan is approved by the stockholders.

The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten years from the date of grant thereof.  In the case of an Incentive Stock Option granted to a Holder who, at the time the Option is granted, owns (or is treated as owning under Code Section 424) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Code Sections 424(e) or 424(f), respectively), the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

If a Holder ceases to be a Service Provider other than by reason of the Holder’s Disability or death, such Holder may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of exercise.  The Administrator may provide in the terms of a Holder’s Option Agreement that the Holder may, at any time before the Holder’s status as a Service Provider terminates, exercise the Option in whole or in part prior to the full vesting of the Option; provided, however, that Shares acquired upon exercise of an Option which has not fully vested may be subject to any forfeiture, transfer, or other restrictions as the Administrator may determine in its sole discretion.

Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Holder, only by the Holder.

Stock Purchase Rights may be issued either alone, in addition to, or in tandem with Options granted under the Plan and/or cash awards made outside of the Plan.  After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of any terms, conditions, and/or restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer.  The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator consistent with applicable legal requirements.  Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

The Plan is governed by and construed in accordance with the laws of the State of Delaware.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our common stock as of May ___, 2015 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our named executive officers, (c) by each of our directors and (d) by all of our current executive officers and directors as a group.  As of May ____, 2015 there were 600,000,000 shares of our common stock issued and outstanding.  Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of May ___, 2015 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Except as otherwise indicated, the address of each stockholder is c/o OXIS International, Inc. at 4830 West Kennedy Blvd, Suite 600, Tampa, FL 33609.

	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Outstanding Common Stock
Name and Address of Beneficial Owner
Security Ownership of Certain Beneficial Owners:
Bristol Investment Fund, Ltd.	54,392,828(1)	9.1%
Theorem Group, LLC (2)	39,696,429(2)	6.2%

Security Ownership of Management:
Anthony J. Cataldo	5,000,000	*
Steven Weldon	0	*

Executive officers and directors as a group – 2 persons	5,000,000	*

* Less than 1%.

(1)  As reported on SC 13G/A filed with the SEC on February 11, 2015.  Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd.  Mr. Kessler disclaims beneficial ownership of these securities.

(2)  Represents 36,125,000 warrants to purchase common stock, including 10,000,000 Series A Warrants and 10,000,000 Series B Warrants; and 25,000 shares of Series H Convertible Preferred Stock convertible at the rate of $0.007 per share into 3,571,429 shares of common stock.  The foregoing shares of Series H Convertible Preferred Stock, the 0% Convertible Debenture and the Series A Warrant and Series B Warrant limit the ability of the holder thereof to convert such securities if, following such conversion, the holder and its affiliates would beneficially own more than 4.99% of the Company’s then issued and outstanding shares of Common Stock.  The Series H Convertible Preferred Stock entitles the holder thereof to a number of votes, without the foregoing 4.99% limitation, equal to (A) the number of shares of Common Stock that such share of preferred stock could, at such time, be converted into (B) multiplied by 100 (or, a total voting power of 357,142,857 shares).  The foregoing table includes the 3,571,429 common shares the Series H Convertible Preferred Stock is convertible into, but does not include the effect of the 357,142,857 votes.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to the Company’s certificate of incorporation which differs from that of other stockholders of the Company.

DISSENTER’S RIGHT OF APPRAISAL

The Delaware General Corporation Law does not provide for dissenter’s rights of appraisal, and the Company will not independently provide our shareholders with any such rights, in connection with the matters discussed in this Information Statement.

AVAILABLE INFORMATION

Please read all the sections of this Information Statement carefully. The Company is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates.  The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

           By Order of the Board of Directors,

           /s/ Anthony J. Cataldo
           Anthony J. Cataldo
           Chairman and CEO

Tampa, FL
May ___, 2015

Appendix A

Form of Amendment to the Certificate of Incorporation
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Oxis International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”) does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation and calling for the stockholders of the Corporation to consider and approve the resolution.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the current Certificate of Incorporation of this Corporation as amended be further amended by changing the first paragraph of Article FOURTH so that, as amended, the paragraph shall be and read as follows:

“1. COMMON STOCK

Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), each [___](1) shares of common stock issued and outstanding (the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be combined and changed into one fully paid and nonassessable share of new common stock (the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment.  There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporations transfer agent (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.  After giving effect to the reverse split, the Company is authorized to issue a total of [                             ](                )(2) shares of Common Stock, $0.001 par value per share.  Dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote.”

SECOND: That in lieu of a meeting and vote of all of the stockholders, the stockholders holding a majority of the outstanding stock of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ______ day of May, 2015.

By: /s/ Anthony J. Cataldo
 Authorized Officer
 Title:  Chief Executive Officer
 Name: Anthony J. Cataldo

(1) The exact ratio will be within the range of 1 for 50 to 1 for 250 and will be determined by the Board prior to the Effective Time.

(2) The exact number of common shares the Corporation shall be authorized to issue after giving effect to the reverse split will be determined by the Board prior to the Effective Time.